Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Regional Health Properties, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements of Regional Health Properties, Inc. (the “Company”), on Form S-8 No. 333-184462 and No. 333-177531 of our report dated May 16, 2019, relating to the consolidated financial statements as of December 31, 2018, and for the year ended December 31, 2018, which appears in the Company’s annual report on Form 10-K, which report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern and the retrospective adjustments to the 2017 consolidated financial statements  of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standards and effects of the reverse stock split approved on December 27, 2018).

/s/ CHERRY BEKEART LLP

Atlanta, Georgia
May 16, 2019